FOR IMMEDIATE RELEASE                            CONTACT: Jerri Fuller Dickseski
                                                            (757) 380-2341



                   NEWPORT NEWS SHIPBUILDING ANNOUNCES CHANGE
                      FOR 1999 ANNUAL SHAREHOLDERS MEETING


         NEWPORT NEWS, Va. June 24, 1999 - Newport News Shipbuilding (NYSE:NNS) announced today that, upon convening its 1999 Annual Shareholders Meeting, to be held on Friday, June 25, 1999, at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, beginning at 10:00 a.m., it intends to adjourn the meeting in order to reconvene at 11:00 a.m. at Riverfront Plaza, East Tower, 951 Byrd Street (20th floor), Richmond, Virginia.

         This change was the result of The Jefferson Hotel management's decision to cancel its contract with NNS for the meeting facilities out of concern for the safety and convenience of its hotel patrons due to the picketing and demonstrations planned outside the hotel by the United Steelworkers of America during Newport News Shipbuilding's Annual Meeting.

         The Shareholders Meeting is open to all NNS shareholders of record as of May 11, 1999.

         Newport News Shipbuilding designs and constructs nuclear-powered aircraft carriers and submarines for the U.S. Navy and provides life-cycle services for ships in the Navy fleet. The company employs 18,000 people and has annual revenues of approximately $1.8 billion. Visit NNS on the Web at www.nns.com.


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